UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 27, 2009

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-27231	13-3818604
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

4810 Eastgate Mall
San Diego, CA 92121

(Address of Principal Executive Offices) (Zip Code)

(858) 812-7300

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On August 27, 2009, Kratos Defense & Security Solutions, Inc. (the “Company”) entered into a placement agent agreement with B. Riley & Co., LLC (the “Placement Agent”) relating to the sale and issuance by the Company of approximately 26 million shares of the Company’s common stock to certain institutional investors.  The shares of common stock will be sold at a purchase price of $0.72 per share, for an aggregate purchase price of approximately $18.7 million. The closing of the offering is expected to take place on September 2, 2009, subject to the satisfaction of customary closing conditions.

The shares of common stock are being offered and sold pursuant to a prospectus dated August 21, 2009 and a prospectus supplement dated August 28, 2009, pursuant to the Company’s registration statement on Form S-3, as amended (File No. 333-161340), which was declared effective by the Securities and Exchange Commission on August 21, 2009.  A copy of the opinion of Morrison & Foerster LLP relating to the legality of the issuance and sale of the common stock in the offering is attached as Exhibit 5.1 hereto.

Pursuant to the terms of the placement agent agreement, the Company will pay the Placement Agent a cash fee equal to 5% of the gross proceeds from the offering, plus expenses.  The foregoing description of the placement agent agreement does not purport to be complete and is qualified in its entirety by reference to the Exhibit 10.1 hereto, which is incorporated by reference herein.

On August 28, 2009, the Company issued a press release announcing the pricing of the offering and the execution of the placement agent agreement.  A copy of the press release is attached as Exhibit 99.1 hereto.

As previously disclosed, on June 4, 2009, the Company filed a complaint in the United States District Court for the Northern District of Ohio against the lenders under its credit agreement, seeking equitable relief in the form of reformation of an error in a contract schedule.  The error resulted from the erroneous preparation of a schedule to the loan documents consisting of calculations relating to a financial covenant relating to the minimum liquidity ratio.

On August 27, 2009, the Company entered into a term sheet, which was negotiated under the jurisdiction of the United States District Court for the Northern District of Ohio, under which the parties intend to settle this dispute.  The term sheet provides that a definitive settlement agreement will be negotiated and executed on or before September 27, 2009 and, if executed, would effect the reformation of the minimum liquidity ratio in accordance with the Company’s request.  The term sheet also requires that the Company use the net proceeds from the sale of the securities in the offering to pay down the first term loan at par with no prepayment penalty or make whole payments.  The term sheet also provides that the Company will agree to pay a fee of $500,000 to its lenders in connection with the execution of a definitive settlement agreement and that the lenders will extend the term of the revolving line of credit by one year to December 31, 2012.  In addition, the term sheet provides, among other things, that the parties will execute and deliver mutual releases.  The amendments described in this paragraph will not be effective unless and until the parties have executed a definitive settlement agreement, and the Company can provide no assurance that a definitive settlement agreement will be entered into on the anticipated terms, or at all.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in the last two paragraphs of Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 8.01.  Other Information.

Attached as Exhibit 99.2 hereto is the Company’s investor presentation used in the offering.

Attached as Exhibit 21.1 is a list of the Company’s current subsidiaries updating such exhibit incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2008 filed with the Securities and Exchange Commission on March 10, 2009.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

5.1	Opinion of Morrison & Foerster LLP
10.1	Placement Agent Agreement, dated as of August 27, 2009, by and between Kratos Defense & Security Solutions, Inc. and B. Riley & Co., LLC
21.1	Subsidiaries of the Company
23.1	Consent of Morrison & Foerster LLP (included in Exhibit 5.1)
99.1	Press Release dated August 28, 2009
99.2	Investor Presentation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 28, 2009

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

	By:	/s/ Laura Siegal
Laura Siegal
Vice President, Corporate Controller and Principal Accounting Officer

EXHIBIT INDEX

5.1	Opinion of Morrison & Foerster LLP
10.1	Placement Agent Agreement, dated as of August 27, 2009, by and between the Kratos Defense & Security Solutions, Inc. and B. Riley & Co., LLC
21.1	Subsidiaries of the Company
23.1	Consent of Morrison & Foerster LLP (included in Exhibit 5.1)
99.1	Press Release dated August 28, 2009
99.2	Investor Presentation